Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the this Registration Statement on Form S-3 of TriCo Bancshares of our report dated March 2, 2020, relating to the consolidated financial statements of TriCo Bancshares as of December 31, 2019 and 2018, and for the years then ended, and the effectiveness of internal control over financial reporting of TriCo Bancshares as of December 31, 2019, appearing in the Annual Report on Form 10-K of TriCo Bancshares for the year ended December 31, 2019, filed with the Securities and Exchange Commission, and to the reference of our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Sacramento, California
June 3, 2020